Exhibit 3.312

MASTER AMENDMENT AGREEMENT

This MASTER AMENDMENT AGREEMENT (this “Amendment”) is made and entered into as of March 26, 2003, by and among Termo Santander Holding, L.L.C. (“TSH”), Dynegy Power Corp. (“DPC”), NRG Rocky Road LLC (“NRG Rocky Road”) and NRG West Coast LLC (formerly known as NRG West Coast Inc.) (“NRG West Coast”).

R E C I T A L S:

A.                                    TSH and NRG Rocky Road have entered into (i) that certain Limited Liability Company Agreement of Termo Santander Holding (Alpha), L.L.C. dated as of December 28, 1999 (the “TSH (Alpha) LLC Agreement”) and (ii) that certain Second Amended and Restated Limited Liability Company Agreement of Rocky Road Power, LLC dated as of December 29, 1999 (the “Rocky Road LLC Agreement”).

B.                                    DPC and NRG West Coast have entered into that certain Limited Liability Company Agreement of WCP (Generation) Holdings LLC dated as of June 30, 1999 (the “WCP LLC Agreement,” and together with the TSH (Alpha) LLC Agreement and the Rocky Road LLC Agreement, the “LLC Agreements”).

C.                                    TSH and NRG Rocky Road desire to amend the TSH (Alpha) LLC Agreement and the Rocky Road LLC Agreement, and DPC and NRG West Coast desire to amend the WCP LLC Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereby agree as follows:

Section 1.                                          Amendment to Section 1.01.

a.                                      The definition of the defined term “Change of Member Control” in Section 1.01 of each of the TSH (Alpha) LLC Agreement and Rocky Road LLC Agreement is hereby amended by adding the phrase “, Dynegy Power Corp., or any Person that Controls Dynegy Power Corp.” after the words “Initial Member” in such definition.

b.                                      The definition of the defined term “Parent” in Section 1.01 of the WCP LLC Agreement is hereby deleted in its entirety and replaced with the following:

“Parent- the Person that Controls a Member and that is not itself Controlled by any other Person, provided that in the case of the Initial Members, the “Parents” of the respective Initial Members are set forth on the attached Exhibit A.”

Section 2.                                          Amendments to Section 3.03.

a.                                      Section 3.03 of each of the TSH (Alpha) LLC Agreement and the Rocky Road LLC Agreement is hereby amended by adding the following at the end of such Section:

“(f)                             Dispositions and Encumbrances in Connection with Financings. Notwithstanding anything to the contrary in this Section 3.03, an Initial Member, and any Person that Controls such Initial Member, may Encumber or Dispose of all or any portion of its Membership Interest, any equity interests in such Initial Member or any equity interests in a Person that Controls such Initial Member, as applicable, in connection with any financing entered into by or for the benefit of such Initial Member or any Person that Controls such Initial Member. The other Initial Member hereby waives any and all requirements of this Section 3.03 in connection with any foreclosure of any such Encumbrance (or Disposition in lieu of such foreclosure); provided, however, that any proposed transferee in connection with any such foreclosure (or Disposition in lieu of such foreclosure) must demonstrate to the reasonable satisfaction of the non-Disposing Members that it has the ability to meet the financial and contractual commitments and other obligations and liabilities of the Disposing Initial Member.”

b.                                      Section 3.03 of the WCP LLC Agreement is hereby amended by adding the following at the end of such Section:

“(e)                            Dispositions and Encumbrances in Connection with Financings. Notwithstanding anything to the contrary in this Section 3.03, an Initial Member, and any Person that Controls such Initial Member, may Encumber or Dispose of all or any portion of its Membership Interest, any equity interests in such Initial Member or any equity interests in a Person that Controls such Initial Member, as applicable, in connection with any financing entered into by or for the benefit of such Initial Member or any Person that Controls such Initial Member. The other Initial Member hereby waives any and all requirements of this Section 3.03 in connection with any foreclosure of any such Encumbrance (or Disposition in lieu of such foreclosure); provided, however, that any proposed transferee in connection with any such foreclosure (or Disposition in lieu of such foreclosure) must demonstrate to the reasonable satisfaction of the non-Disposing Members that it has the ability to meet the financial and contractual commitments and other obligations and liabilities of the Disposing Initial Member.

(f)                                   Dispositions Related to Restructuring. Notwithstanding anything to the contrary in this Section 3.03, each Initial Member hereby specifically consents to the transfer of all or any part of the interest held by the other Initial Member to any Affiliate of such other Initial Member over the two-year period following January 31, 2003. Each Initial Member agrees that if any such transfer shall cause a termination of the Company within the meaning of Code Section 708, such Initial Member will nonetheless consent to such transfer without requiring any tax indemnity payment by the other Initial Member as a prerequisite to such consent.”

Section 3.                                          Amendments to Exhibit A.

a.                                      Exhibit A of the TSH (Alpha) LLC Agreement is hereby amended to delete the reference to “Termo Santander Holding (Alpha), L.L.C.” on such Exhibit and replace it with a reference to “Termo Santander Holding, L.L.C.”

b.                                      Exhibit A of each of the TSH (Alpha) LLC Agreement and the Rocky Road LLC Agreement is hereby amended to list “Dynegy Holdings Inc.” as the only Parent of Termo Santander Holding, L.L.C.

c.                                       Exhibit A of the WCP LLC Agreement is hereby amended to list “Dynegy Holdings Inc.” as the only Parent of Dynegy Power Corp.

Section 4.                                          No Implied Amendments. Except as specifically amended by this Amendment, each of the LLC Agreements shall remain in full force and effect in accordance with their respective terms, and each of the LLC Agreements are each hereby ratified and confirmed by the respective parties thereto.

Section 5.                                          Benefit of the Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, none of the provisions of this Amendment are intended for the benefit of any Person except the parties hereto.

Section 6.                                          Headings. The headings used in this Amendment are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Amendment.

Section 7.                                          GOVERNING LAW. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 8.                                          Counterparts. This Amendment may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Master Amendment Agreement to be duly executed and delivered by their proper and duly authorized officers effective as of the day and year first above written.

TERMO SANTANDER HOLDING, L.L.C.,
a Delaware limited liability company

By:	/s/ Lynn A.Lednicky
	Name:	Lynn A.Lednicky
Title:

DYNEGY POWER CORP.,
a Delaware corporation

By:	/s/ Lynn A.Lednicky
	Name:	Lynn A.Lednicky
Title:

NRG ROCKY ROAD LLC,
a Delaware limited liability company

By:	/s/ Scott J. Davido
	Name:	Scott J. Davido
	Title:	Vice President

NRG WEST COAST LLC
(formerly known as NRG WEST COAST INC.),
a Delaware corporation

By:	/s/ Scott J. Davido
	Name:	Scott J. Davido
	Title:	Vice President

Signature Page To Master Amendment Agreement

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEST COAST POWER LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of West Coast Power LLC (the “Company”) dated as of this 30th day of June 1999 (the “Effective Date”), by WCP (Generation) Holdings LLC as the sole member of the Company (the “Member”).

RECITALS

1.                                      Subsidiaries of NRG Energy, Inc. (“NRG”) and Dynegy Power Corp. currently hold equal ownership interests in four independent power projects, El Segundo Power, LLC, Long Beach Generation LLC, Cabrillo Power I LLC and Cabrillo Power II LLC (the “Initial Project Companies”).

2.                                      NRG and DPC have decided that in order to maximize the efficiency and potential of the Initial Project Companies, it is in their best interests to form a new limited liability company, to be owned by WCP (Generation) Holdings LLC (a Delaware limited liability company in which NRG and DPC, directly or indirectly, hold equal membership interests), for the purpose of consolidating their ownership interests in all of the Initial Project Companies and for acquiring, owning and managing the operations of such additional power generation assets as the Company may determine.

3.                                      Therefore, NRG and DPC desire that the Member, of which they are the sole owners, enter into this Agreement to form the Company (as defined below) and to address various matters relating to the Company.

ARTICLE 2

1.1                               Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” - the Delaware Limited Liability Company Act, as amended.

“Additional Project Companies” - such additional entities beyond the Initial Project Companies as the Company may acquire in accordance with this Agreement, if any.

“Affiliate” - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of the Member, the Member’s Parents; and (c) each entity that is under common Control with such Person, including, in the case of the Member, each entity that is Controlled by either one of the Member’s Parents. Affiliation shall have a corresponding meaning.

“Agreement” - introductory paragraph.

“Alternative Representative” - Section 6.2(a).

“Bankruptcy or Bankrupt” - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 60 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 60 Days have expired without the appointment having been vacated or stayed, or 60 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Budget” - the annual budget for the Company that is approved by the Executive Committee, as such may be amended from time to time. The Budget shall cover both operating and capital items.

“Business Day” - any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Minneapolis, Minnesota or Houston, Texas are closed.

“Capital Contribution” - the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of the Member shall include a Capital Contribution of its predecessors in interest.

“Certified Public Accountants” - a firm of independent public accountants selected from time to time by the Executive Committee.

“Claim” - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Code” - the Internal Revenue Code of 1986, as amended.

“Company” - West Coast Power LLC, a Delaware limited liability company.

“Complete Control” - the possession, directly or indirectly, through one or more intermediaries, of both of the following:

(a)                                 (i) in the case of a corporation, all of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to all of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, all of the beneficial interest therein; and (iv) in the case of any other entity, all of the economic or beneficial interest therein; and

(b)                                 in the case of any entity, the power and authority to completely control the management of the entity.

“Confidential Information” - information and data (including all copies thereof) that is furnished or submitted by the Member or its Affiliates, whether oral (and if oral, reduced to writing and marked “confidential” within 10 Days of disclosure), written, or electronic, on a confidential basis to the Executive Committee, and any and all of the activities and studies relating to the economics or performance of the Project and/or the Company performed pursuant to this Agreement, and the resulting information and data obtained from those studies. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)                                 is in the public domain at the time of its disclosure or thereafter;

(b)                                 as to the Member, was in the possession of the Member or its Affiliates prior to the execution of this Agreement; or

(c)                                  is engineering information (for example, heat balance and capital cost information) that has been independently acquired or developed by the Member or its Affiliates without violating any of the obligations of the Member or its Affiliates under this Agreement.

“Control” - the possession, directly or indirectly, through one or more intermediaries, of either of the following:

(a)                                 (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or

(b)                                 in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Covered Person” - Section 6.6.

“Day” - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Delaware Certificate” - Section 2.1.

“Dissolution Event” - Section 9.1.

“DPC”- Recital 1.

“DPC Representatives” - Section 6.2(a).

“Effective Date” - introductory paragraph.

“Encumber, Encumbering, or Encumbrance” - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

“Executive Committee” - Section 6.2.

“Governmental Authority (or Governmental)” - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Initial Project Companies” - Recital 1.

“Including” - including, without limitation.

“ISO” - the California Independent System Operator, a California non-profit corporation.

“Law” - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling,

proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Manager” - Section 6.3

“Member” - any Person executing this Agreement as of the date of this Agreement as a member.

“NRG” - Recital 1.

“NRG Representative” - Section 6.2(a).

“Officer” - any Person designated as an officer of the Company as provided in Section 6.2(i), but such term does not include any Person who has ceased to be an officer of the Company.

“Parent” - DPC and NRG.

“Permits” - all permits, licenses, approvals or other actions of Governmental Authorities that are required for the ownership and operation of the Project, as contemplated by this Agreement.

“Person” - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

“Projects” - the independent power projects owned by the Initial Project Companies and such additional independent power projects owned by the Additional Project Companies, if any.

“Project Agreements” - each of the “Project Agreements” as such term is defined separately in each of the Project LLC Agreements and such additional agreements as the Company or the Project Companies may enter into in connection with the acquisition, operation or ownership of the Projects in accordance with the terms of this Agreement.

“Project Companies” - the Initial Project Companies, the Additional Project Companies and any other direct or indirect subsidiaries formed from time to time by the Company.

“Project LLC Agreements” - the limited liability company agreements of each of the Project Companies.

“Representative” - Section 6.2(a).

“Term” - Section 2.6.

“Wholly-Owned Affiliate” - with respect to any Person, (a) each entity that such Person Completely Controls; (b) each Person that Completely Controls such Person, including, in the case of the Member, the Member’s Parents; and (c) each entity that is under common Complete Control with such Person, including, in the case of the Member, each entity that is Completely Controlled by either one of NRG or Dynegy.

Other terms defined herein have the meanings so given them.

1.2                               Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 4

ORGANIZATION

2.1                               Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of February 9, 1999 (the “Delaware Certificate”), with the Secretary of State of Delaware pursuant to the Act.

2.2                               Name. The name of the Company is “West Coast Power LLC” and all company business must be conducted in that name or such other name that complies with Law as the Executive Committee may select.

2.3                               Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Executive Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Executive Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Executive Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Executive Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Executive Committee may designate.

2.4                               Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the sole business of the Company shall be to acquire, own, hold and manage one hundred percent of the membership interests in the Project Companies, as defined in and subject to the terms of the limited liability company agreements of such Project Companies, and to provide such administrative and financing assistance to the Project Companies as the Executive Committee shall determine may be appropriate or desirable from time to time. Subject to the terms of this Agreement, the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.5                               Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Executive Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Executive Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Executive Committee, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6                               Term. The period of existence of the Company (the “Term”) commenced on the date of the filing of the Delaware Certificate and shall end at such time as the certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 9.3.

2.7                               Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Member individually.

ARTICLE 6

THE MEMBER

3.1                               The Member; Membership Certificates.

(a)                                 The name and address of the Member is as follows:

Name	Address

WCP (Generation)	c/o NRG North America
Holdings LLC	Symphony Towers
Suite 2740
750 “B” Street
San Diego, California 92101

(b)                                 Membership certificates of the Company shall be in such form as shall be approved by the Member and shall be signed in the name of the Company by an officer of the Company. Any or all of the signatures on a certificate may be a facsimile. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, the certificate may be issued by the Company with the same effect as if he or she were such officer at the date of issue.

(c)                                  The Company may issue a new membership certificate in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the Member, or his or her legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

3.2                       Representations, Warranties and Covenants.

(a)                                 The Member hereby represents, warrants and covenants to the Company that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that the Member is a Member:

(i)                                     the Member is duly organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its organization or formation; if required by applicable Law, the Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of organization or formation; and the Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by the Member have been duly taken;

(ii)                                  the Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of the Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(iii)                               the Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (x) conflict with, or result in a breach, default or violation of, (A) the organizational documents of the Member, (B) any contract or agreement to which the Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which the Member is subject; or (y) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

(b)                                 The Member hereby represents, warrants and covenants to the Company that, at the time of contribution of assets to the Company in accordance with Section 4.1 of this Agreement, such assets are owned free and clear of any and all Encumbrances other than Encumbrances expressly approved by the Executive Committee.

3.2                               Access to Information. The Member shall be entitled to receive any information that it may reasonably request concerning the Company; provided, however, that this Section 3.2 shall not obligate the Company or the Executive Committee to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). The Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of the Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member shall bear all costs and expenses incurred in any inspection, examination or audit made on the Member’s behalf. Moreover, the Member shall indemnify the Company for any and all Claims arising out of or related to any activities of the Member’s agent, employee, independent public accountant, engineer, attorney or other consultant while present at and traveling to and from the Project. Confidential Information obtained pursuant to this Section 3.2 shall be subject to the provisions of Section 3.3.

3.3                               Confidential Information. (a) Except as permitted by Section 3.3(b), (i) the Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) the Member shall use the Confidential Information only in connection with the business of the Company.

(b)                                 Notwithstanding Section 3.3(a), but subject to the other provisions of this Section 3.3, the Member may make the following disclosures and uses of Confidential Information:

(i)                                     disclosures and uses that are approved by the Executive Committee;

(ii)                                  disclosures to a Wholly-Owned Affiliate of the Member, if such Wholly-Owned Affiliate has agreed to abide by the terms of this Section 3.3;

(iii)                               disclosures to a Person that is not the Member or an Affiliate of the Member, if such Person has been retained to provide services by the Member in connection with the Company or the Member’s interest in the Company and has agreed to abide by the terms of this Section 3.3;

(iv)                              disclosures to lenders, potential lenders or other Persons providing financing for the Project or to potential equity purchasers, in each case if such Persons have agreed to abide by the terms of this Section 3.3;

(v)                                 disclosures to Governmental Authorities that are necessary to operate the Project consistent with the Project Agreements and applicable Law;

(vi)                              disclosures that the Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that prior to any such disclosure, the Member shall, to the extent legally permissible:

(A)                               provide the Executive Committee with prompt notice of such requirements so that the Executive Committee may seek a protective order or other appropriate remedy or waive compliance with the terms of Section 3.3(a);

(B)                               consult with the Executive Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C)                               cooperate with the Executive Committee in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the Executive Committee waives compliance with the provisions hereof, the Member agrees (I) to furnish only that portion of the Confidential Information that the Executive Committee is advised by counsel to the Member is legally required and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)                                  The Member shall take such precautionary measures as may be required to ensure (and the Member shall be responsible for) compliance with this Section 3.3 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.3.

(d)                                 The Member agrees that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.3, the continuation of which unremedied breach will cause the Company to suffer irreparable harm. Accordingly, the Member agrees that the Company shall be entitled, in addition to other remedies that may be available to it, to immediate injunctive relief from any breach of any of the provisions of this Section 3.3 and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity.

(e)                                  The obligations of the Member under this Section 3.3 shall terminate on the third anniversary of the end of the Term.

3.4                               Liability to Third Parties. The Member shall not be liable for the debts, obligations or liabilities of the Company, unless such liability is expressly agreed to in writing by the Member.

ARTICLE 8

CAPITAL CONTRIBUTIONS

4.1                               Capital Contributions. Without creating any rights in favor of any third party, the Member shall contribute to the Company on the Effective Date a Capital Contribution in an amount determined by the Executive Committee to be appropriate for current working capital, and thereafter, on or before the date specified as hereinafter described, the Member shall contribute to the Company monies and other assets that, in the judgment of the Executive Committee are necessary to enable the Company to pursue the business purposes specified in Section 2.4. The Executive Committee shall notify the Member of the need for Capital Contributions pursuant to this Section 4.1 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be no earlier than the fifth Business Day following the Member’s receipt of its notice) before which the Capital Contributions must be made.

4.2                               Loans. If the Company does not have sufficient cash to pay its obligations, the Member may, with the consent of the Executive Committee, advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Executive Committee from the date of the advance until the date of payment, and is not a Capital Contribution.

4.3                               Return of Contributions. Except as expressly provided herein, the Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company.

ARTICLE 10

PROFITS, LOSSES AND DISTRIBUTIONS

5.1                               Distributions or Requests for Capital Contributions. Distributions to the Member shall be made in such aggregate amounts and at such times as shall be determined by the Executive Committee.

5.2                               Distributions on Dissolution and Winding Up. Upon the dissolution and winding up of the Company, all available proceeds distributable to the Member as determined under Section 9.2 shall be distributed to the Member.

5.3                               Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner in which profit or loss is determined for Federal income tax purposes. In each year, profits and losses shall be allocated entirely to the Member.

5.4                               Withholding Taxes. The Company is authorized to withhold from distributions to the Member and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as having been distributed to the Member pursuant to this Article 5 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Member.

ARTICLE 6

MANAGEMENT

6.1                               Management by Member. Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by the Executive Committee, as set forth in Section 6.2, which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company.

6.2                               Executive Committee. The Member shall act through meetings as a “committee of the whole,” which is hereby named the “Executive Committee.” The Executive Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a)                                 Representatives.

(i)                                     Designation. To facilitate the orderly and efficient conduct of Executive Committee meetings, the Member shall identify four officers, employees or agents, two from each of DPC and NRG, who will represent it at such meetings (two “DPC Representatives” and two “NRG Representatives”, each a “Representative”). In addition, the Member may (but shall have no obligation to) identify other officers, employees or agents who will substitute for a DPC Representative or an NRG Representative at any meeting that such Representative is unable to attend (each an “Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.) The initial Representatives of the Member are set forth on Exhibit A attached hereto.

(ii)                                  Authority. Subject to Section 6.2(f), the Executive Committee shall have the full authority to act on behalf of the Member. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii)          Attendance. The Member shall use all reasonable efforts to cause its Representatives or Alternate Representatives to attend each meeting of the Executive Committee, unless its Representatives are unable to do so because of a “force majeure” event or other event beyond a Representative’s reasonable control, in which event the Member shall use all reasonable efforts to cause its Representatives or Alternate Representatives to participate in the meeting by telephone pursuant to Section 6.2(h).

(b)           Chairman and Secretary. One of the Representatives will be designated as Chairman of the Executive Committee, in accordance with this Section 6.2(b), to preside over meetings of the Executive Committee. Until the first anniversary of the Effective Date, the Chairman shall be a Representative designated by NRG. Thereafter, the Chairmanship shall be alternated on an annual basis between Representatives designated in turn by each of DPC and NRG. The Executive Committee shall also designate a Secretary of the Executive Committee, who need not be a Representative.

(c)           Procedures. The Secretary of the Executive Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval no later than the next regularly scheduled meeting. The Executive Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(d)           Time and Place of Meetings. The Executive Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Executive Committee. Special meetings of the Executive Committee may be called at such times, and in such manner, as the Member deems necessary.

(e)           Quorum. The presence of one DPC Representative and one NRG Representative shall constitute a quorum for the transaction of business at any meeting of the Executive Committee.

(f)            Voting. Except as provided otherwise in this Agreement, the affirmative vote of three of the Representatives at a meeting of the Executive Committee shall constitute the act of the Executive Committee.

(g)           Action by Written Consent. Any action required or permitted to be taken at a meeting of the Executive Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Member.

(h)           Meetings by Telephone. The Member may participate in and hold such meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

(i)            Subcommittees. The Executive Committee may create such subcommittees, delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(j)            Officers. The Executive Committee may designate one or more Persons to be officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Executive Committee may specifically delegate to them and shall serve at the pleasure of the Executive Committee.

6.3          Manager. The Member may designate a manager of the Company (the “Manager”), who may be an employee of the Member (or a Wholly-Owned Affiliate).

(a)           Manager’s Duties. The manager shall, under the direction of the Executive Committee, perform the following duties:

(i)            generally direct and coordinate the day-to-day business activities of the Company, subject to subsection 6.3(b) below;

(ii)           prepare and submit for approval the Budget, business plans, forecasts, and amendments/supplements thereto;

(iii)          monitor and ensure compliance by the Company with the terms and conditions of all financing agreements and other lender requirements;

(iv)          monitor and ensure compliance by the Company with laws, regulations, permits and directives of governmental agencies with jurisdiction over the Project and its operations, including without limitation the ISO, the California Power Exchange, the Federal Energy Regulatory Commission and the California Public Utilities Commission;

(v)           represent the Company in public and community relations;

(vi)          prepare and submit summary reports;

(vii)         administer the services of outside professional consultants engaged by the Manager to perform his or her duties described herein; and

(vii)         perform any other duties specifically delegated to the Manager by the Executive Committee.

(b)           Limitations on Manager’s Authority. Notwithstanding the above, without the prior written approval of the Executive committee, the Manager shall not take any actions with respect to:

(i)            the borrowing of money or other financings;

(ii)           the making of loans or advances or granting of financial or operating guarantees;

(iii)          the sale or lease of any asset or group of assets (other than in the ordinary course of business);

(iv)          the acquisition of any asset or group of assets (other than in the ordinary course of business);

(v)           the negotiation of, entering into, termination of, or material amendment or modification of any labor contracts or any other agreement pertaining to the business, finances or operations of the Company;

(vi)          changes in or adoption of accounting practices or the engagement or termination of the Company’s Certified Public Accountants;

(vii)         changes in or adoption of any material tax position or policy;

(viii)        acquiring any insurance coverage or any material change therein;

(ix)          distributions to the Member of cash or other assets;

(x)           approval of any capital improvements budget, any capital maintenance budget or any operating budget, which are part of the Budget;

(xi)          any commitment or expenditure more than 10% in excess of any annual budgeted amounts set forth in the Budget, or any expenditure in excess of other budgeted amounts under any capital maintenance budget or any capital improvements budget previously approved by the Executive Committee;

(xii)         material contracts or transactions with the Member or an Affiliate of the Member;

(xiii)        renewal or termination of any agreement between the Company and the Member or an Affiliate of the Member, or the modification or amendment of any material term of any agreement between the Company and the Member or an Affiliate of the Member;

(xiv)        employment of attorneys in connection with any legal claim or settlement of any action relating to a legal claim which could have a material effect on the Company or the Member;

(xv)         the entering into of any new line of business;

(xvi)        the making, execution or delivery of any assignment of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond or contract to sell all or substantially all of the property of the Company; or

(xvii)       any merger, consolidation, reorganization, creation of subsidiaries or entering into any joint ventures.

The Manager shall have only the specific duties set forth herein or delegated by the Executive Committee and authority to perform those duties; shall have no right to make contributions to, or to share in the profits and losses of, and distributions from, the Company; and shall have no right to vote on any matter pertaining to the Company.

(c)           Service and Compensation. Notwithstanding that the Manager shall be an employee of the Member (or its Wholly-Owner Affiliate), the Manager shall discharge the duties set forth above. The Manager may engage other employees of the Member (or its Wholly-Owned Affiliate) of which the Manager is an employee, and/or third party contractors, to assist the Manager in discharging the duties described above. Subject to the provisions next below, the Company shall pay to the Member (or its Wholly-Owned Affiliate, as applicable), and such other employees of the Member (or its Wholly-Owned Affiliate) who are assisting the Manager, for the man-hours expended by the Manager and such other employees (rounded to the nearest quarter of a man-hour) at the rates set forth in Exhibit B attached hereto (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 3% of the rate applicable during the prior calendar year).

The Manager shall provide to the Executive Committee, as part of the Budget, an annual budget with respect to services performed by the Manager, employees and third party contractors, as described above, and for other costs associated therewith. Any payment for services or third party contractor expenses which causes the annual budgeted amount for a budgeted category to be exceeded by 10% shall require approval of the Executive Committee. The annual budget for services to be performed by the Manager shall be reviewed quarterly by the Manager and the Executive Committee, and shall be revised as appropriate. In addition, the Manager shall communicate promptly to the Executive Committee any significant variances from estimates set forth in the Budget with respect to the services of the Manager, employees and third party contractors.

(d)           Indemnification. The Company shall indemnify, protect, defend, release and hold harmless the Manager from and against any Claims asserted by or on behalf of any Person other than the Claims of the Member (or Wholly-Owned Affiliate of the Member) of which the Manager is an employee based on such employment relationship (which shall be an internal corporate affair of the Member or Wholly-Owned Affiliate of the Member), that arise out of, relate to or are otherwise attributable to, directly or indirectly, the Manager’s performance of his or her duties on behalf of the Company, except for claims arising out of the fraud or willful misconduct of the Manager.

6.4          Affiliate Agreements. (a) Pursuant to certain agreements set forth in Appendix A, the Company has contracted with the Member or Affiliates of the Member for all or some of the services that are required for the Company (the “Affiliate Agreements”). The terms of all of the Affiliate Agreements entered into by the Company have been negotiated in good faith on an arm’s length basis, with terms that are reasonably competitive with those available in the market from unaffiliated third parties, and consistent with the goals and purposes of Company.

(b)           Except for Affiliate Agreements, the Company shall not contract with the Member or an Affiliate of the Member without the approval of at least three Representatives at a meeting of the Executive Committee.

(c)           Without the approval of at least three Representatives at a meeting of the Executive Committee, the Company:

(i)            shall not enter into agreements with the Project Companies other than “Affiliate Agreements” as defined in each of the Project LLC Agreements;

(ii)           agrees that, as the sole member of each of the Project Companies, it shall not permit the Project Companies to enter into agreements with the Member or Affiliates of the Member other than “Affiliate Agreements” as defined in each of the Project LLC Agreements.

6.5          Disclaimer of Duties and Liabilities. (a) NEITHER THE MEMBER NOR THE MANAGER SHALL OWE ANY DUTY (INCLUDING ANY FIDUCIARY DUTY) TO THE COMPANY, OTHER THAN THE DUTIES THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)           NEITHER THE MEMBER NOR THE MANAGER SHALL BE LIABLE (WHETHER IN CONTRACT, TORT OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT THE MEMBER OR THE MANAGER SHALL BE LIABLE FOR ANY CLAIMS BY OR ON BEHALF OF ANY PERSON ARISING FROM OR RELATED TO FRAUDULENT ACTS OR WILLFUL MISCONDUCT OF THE MEMBER OR THE MANAGER, RESPECTIVELY.

(c)           THE OBLIGATIONS OF THE MEMBER UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBER ONLY, AND NO RECOURSE SHALL BE AVAILABLE AGAINST ANY OFFICER, DIRECTOR

OR AFFILIATE OF THE MEMBER, EXCEPT AS PERMITTED UNDER APPLICABLE LAW.

6.6          Exculpation; Indemnification. (a) Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member, Manager, or any officers, directors, stockholders, partners, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

(b)           To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 6.6 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Executive Committee. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.6(b).

(c)           Any repeal or modification of this Section 6.6 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Section 6.6, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 7

TAX MATTERS

7.1          Tax Returns. The Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. The Company shall bear the costs of the preparation and filing of its returns, including the costs of any audit of its returns by any Governmental Authority.

ARTICLE 8

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.1          Maintenance of Books. (a) The Executive Committee shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Executive Committee complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Member and the Executive Committee, and any other books and records that are required to be maintained by applicable Law.

(b)   The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

8.2          Reports. (a) With respect to each calendar year, the Executive Committee shall prepare and deliver to the Member:

(i)            Within 60 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, together with agreement of such statements by the Certified Public Accountants, and within 75 Days after the end of such calendar year, audited financial statements along with an audit opinion of the Certified Public Accountants; and

(ii)           Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year.

(b)           By 10:00 a.m. Central Standard Time on any day which is within 5 Business Days after the end of each calendar month, the Executive Committee shall cause to be prepared and delivered to the Member the estimated net income and estimated revenues and expenses for such month (provided that the Executive Committee may change the financial statements required by this Section 8.2(b) to a quarterly basis or make such other change therein as it may deem appropriate).

(c)           Within 15 Days after the end of each calendar month, the Executive Committee shall cause to be prepared and delivered to the Member, with an appropriate certificate of the Person authorized to prepare the same (provided that the Executive Committee may change the financial statements required by this Section 8.2(c) to a quarterly basis or may make such other change therein as it may deem appropriate):

(i)            A profit and loss statement and a statement of cash flows for such month (including sufficient information to permit the Member to calculate its tax accruals), for the portion of the calendar year then ended; and

(ii)           A statement comparing the actual financial status and results of the Company as of the end of or for such month and the portion of the calendar year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

(d)           The Executive Committee shall also cause to be prepared and delivered to the Member such other reports, forecasts, studies, budgets and other information as the Executive Committee may request from time to time.

8.3          Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Executive Committee. All withdrawals from any such depository shall be made only as authorized by the Executive Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 9

DISSOLUTION, WINDING-UP AND TERMINATION

9.1          Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)           the Member votes for dissolution; or

(b)           entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

9.2          Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The reasonable costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member. The steps to be accomplished by the liquidator are as follows:

(i)            as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)           the liquidator shall discharge from Company funds all of the indebtedness, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)          all remaining assets of the Company shall be distributed to the Member as follows:

(A)          the liquidator may sell any or all Company property, including to the Member;

(B)          Company property (including cash) shall be distributed to the Members in accordance with Section 5.2.

(b)           The distribution of cash or property to the Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its

Capital Contributions and a complete distribution to the Member of its membership interest and all the Company’s property and constitutes a compromise to which the Member has consented pursuant to Section 18-502(b) of the Act.

9.3                               Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 10

GENERAL PROVISIONS

10.1                        Offset. Whenever the Company is to pay any sum to the Member, any amounts that Member owes the Company may be deducted from that sum before payment.

10.2                        Project Financing. To the extent the Member is able to leverage the Project, the financing will be non-recourse to the Member and its affiliates.

10.3                        Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to the Member must be sent to or made at the addresses given for the Member on Exhibit A attached hereto, or such other address as the Member may specify by notice. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

10.4                        Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Member and its Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Member or any of its Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written, except for the Project LLC Agreements and for liabilities accrued under the Project LLC Agreements.

10.5                        Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Member.

10.6                        Binding Effect. This Agreement is binding on and shall inure to the benefit of the Member and its successors and permitted assigns.

10.7                        Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

10.8                        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.9                        UCC Article 8 Election. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in West Coast Power LLC and shall be a security for purposes of Article 8 of the

Uniform Commercial Code.” This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

10.10                 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

WCP (GENERATION) HOLDINGS LLC

By:	/s/ Illegible
Name:
Title:

WEST COAST POWER LLC SIGNATURE PAGE

EXHIBIT A

Member and Representatives

Name and	Sharing
Address	Ratio	Parents	Representatives
WCP (Generation) Holdings LLC	100%	NRG West Coast Inc.	Craig A. Mataczynski
c/o NRG North America			Stanley M. Marks
750 “B” Street, Suite 2740
San Diego, CA 92101		Dynegy Power Corp.	Lynn A. Lednicky
Attn: Senior Counsel			G.P. Manalac
Fax: (619) 615-7663

APPENDIX A

Affiliate Agreements

1.                                      Administrative Services Agreement dated June 30, 1999 between West Coast Power LLC and Dynegy Power Management Services, L.P.

Exhibit D